EXHIBIT 99.1

Exar Corporation Announces Appointment of

Kevin S. Bauer as CFO

Fremont, California, June 23, 2009 - Exar Corporation (Nasdaq: EXAR) announced today that J. Scott Kamsler, has resigned from the Company as Senior Vice President and Chief Financial Officer. Kevin S. Bauer, currently serving Exar as Vice President, Finance and Corporate Controller, has been promoted to Vice President and Chief Financial Officer. Mr. Bauer will report to Pete Rodriguez, Exar’s President and Chief Executive Officer and is responsible for finance, accounting, treasury, tax and investor relations functions. These actions are effective as of today.

“I want to thank Scott for his contributions to the Company for more than two years and I wish him the very best,” said Pete Rodriguez, Exar’s president and chief executive officer.

Mr. Rodriguez added “Kevin has been at Exar for over eight years, has deep industry experience, and has done a fantastic job as Exar’s Vice President, Finance and Corporate Controller, and equally well directing the Finance team during the previous Chief Financial Officer search. During his tenure, Kevin has shown great success in proactively implementing pragmatic solutions for the challenges presented in an increasingly complex regulatory environment. I will continue to count on his demonstrated leadership in the Finance organization as we focus on executing our strategic plan.”

“I am extremely excited with the opportunity to assume this leadership responsibility and want to express my gratitude to Scott for being a mentor the last two years,” said Kevin S. Bauer, Vice President and Chief Financial Officer. “This is a dynamic time at Exar; a heightened sense of optimism permeates the Company as it positions itself more aggressively. I feel very positive about the changes, strongly believe in the Company’s momentum, and look forward to taking a more direct role shaping Exar’s future.”

Prior to his appointment as Vice President, Finance and Corporate Controller, Mr. Bauer was Exar’s Director, Corporate Controller and before that was the Company’s Operations Controller. Previously, he was with WaferTech LLC for four years as Operations Controller, and before that he was at VLSI Technology for ten years where he held a variety of increasingly more senior roles culminating in his position as Director, Group Controller-Communications Group. Mr. Bauer holds a MBA from the University of Santa Clara and a B.S. in Business Administration from California Lutheran University.

About Exar

Exar Corporation delivers highly differentiated silicon, software and subsystem solutions for industrial, datacom and storage applications. For nearly 40 years, Exar’s comprehensive knowledge of end-user markets along with the underlying analog, mixed signal and digital technology has enabled innovative solutions that meet the needs of the evolving connected world. Exar’s product portfolio includes power management and interface components, communications products, storage optimization solutions, network security and applied service processors. Exar has locations worldwide providing real-time customer support to drive rapid product development. For more information about Exar, visit: http://www.exar.com.

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For Exar Corporation:

Thomas R. Melendrez, Executive Vice President

(510) 668-7000